Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Registration Statement on Form S-3 of Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.) (the “Registration Statement”) of our reports, dated January 25, 2022; January 26, 2021; and January 29, 2020, to the Permian Resources Operating, LLC (formerly known as Centennial Resource Production, LLC) interest with respect to estimates of oil and gas reserves and future revenue thereof, as of December 31, 2021, 2020, and 2019, and the information contained therein. We hereby further consent to all references to our firm and such report included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

September 8, 2022